Exhibit 10.6
L-3 COMMUNICATIONS HOLDINGS, INC.
1999 LONG TERM PERFORMANCE PLAN
AMENDMENT #1 TO RESTRICTED STOCK UNIT AGREEMENTS
     WHEREAS, L-3 Communications Holdings, Inc. (“L-3”) previously maintained the L-3 Communications Holdings, Inc. Amended and Restated 1999 Long Term Performance Plan (the “Plan”);
     WHEREAS, between August 2, 2006 and February 4, 2008, L-3 awarded restricted stock units under the Plan to employees of L-3 and its subsidiaries, the terms of which were governed by Restricted Stock Unit Agreements (the “RSU Agreements”); and
     WHEREAS, on July 29, 2008, the Compensation Committee of the Board of Directors of L-3, acting pursuant to Section 8(d) of the Plan, approved the amendment of the Restricted Stock Unit Agreements as contemplated hereunder.
     NOW THEREFORE, effective as of July 29, 2008, each of the RSU Agreements is amended as follows:
1.	Section 1 is amended by adding the following to the end thereof:

(g) “Section 409A Change of Control Event” shall mean a change in ownership or effective control of the Corporation, or in the ownership of a substantial portion of the assets of the Corporation, within the meaning of Section 409A(a)(2)(A)(v) of the Code.

2.	The first sentence of Section 6 is deleted and replaced with the following:

Upon the occurrence of a “change of control” that constitutes a Section 409A Change of Control Event, the Restricted Period shall automatically terminate and the Shares shall thereafter be issued to the Participant in accordance with Section 13. In the event of any other “change of control,” the Restricted Period shall not be immediately affected, but shall subsequently terminate (and the Shares shall thereafter be issued to the Participant in accordance with Section 13) upon the earliest to occur of: (a) a Section 409A Change of Control Event, (b) the Participant’s death, (c) the six-month anniversary of the termination of the Participant’s employment with the Corporation and its subsidiaries due to “disability” (as defined in Section 7(c) hereof) or (d) the third anniversary of the Grant Date.

3.	The first sentence of Section 7(a) is deleted and replaced with the following:

In the event that the Participant’s employment with the Corporation and its subsidiaries is terminated (other than by reason of death, “retirement” or “disability,” as defined below) prior to the expiration or termination of the Restricted Period and prior to the occurrence of a “change of control” (as defined in Section 6), the Participant shall forfeit the Restricted Units and all of the Participant’s rights hereunder shall cease (unless otherwise provided for by the Committee in accordance with the Plan).

4.	The first sentence of Section 7(b) is deleted and replaced with the following:

In the event the Participant terminates employment with the Corporation and its subsidiaries because of “retirement” prior to the expiration or termination of the

Restricted Period and prior to the occurrence of a “change of control” (as defined in Section 6), the Restricted Period shall not be affected and shall expire with the passage of time in accordance with paragraph 4, except that (i) in the event that the Participant dies following retirement but prior to the expiration of the Restricted Period, the Restricted Period shall automatically terminate and the Shares shall thereafter be delivered to the Participant’s transferee(s) in accordance with Sections 5 and 13 and (ii) the Restricted Period may earlier terminate in accordance with Section 6.

5.	The first sentence of Section 7(c) is deleted and replaced with the following:

If the Participant’s employment with the Corporation and its subsidiaries is terminated because of death, the Restricted Period shall automatically terminate and the Shares shall thereafter be issued to the Participant (or to the Participant’s transferee(s) under Section 5 as the case may be) in accordance with Section 13. If the Participant’s employment with the Corporation and its subsidiaries is terminated because of “disability,” the Restricted Period shall not be immediately affected, but shall subsequently terminate (and the Shares shall thereafter be issued to the Participant in accordance with Section 13) upon the earliest to occur of: (i) the six-month anniversary of the date of termination, (ii) the Participant’s death, (iii) a Section 409A Change of Control Event or (iv) the third anniversary of the Grant Date.

6.	The first sentence of Section 13 is deleted and replaced with the following:

Upon the expiration or termination of the Restricted Period and payment by the Participant of any applicable taxes pursuant to Section 14 of this Agreement, the Corporation shall, as soon as reasonably practicable (and in any event within 75 days of the termination or expiration of the Restricted Period), but subject to any delay necessary to comply with Section 12 hereof, issue the Shares to the Participant, free and clear of all restrictions; provided, that if the termination of the Restricted Period results from a Section 409A Change of Control Event, then notwithstanding the foregoing, the Shares shall be issued within 30 days of the Section 409A Change of Control Event.

By:	L-3 COMMUNICATIONS HOLDINGS, INC.

Michael T. Strianese President and Chief Executive Officer

Steven M. Post
Senior Vice President, General Counsel and Corporate Secretary

2